Exhibit 10.15

FORM OF PUBLIC COMPANY HOLDINGS UNIT AWARD AGREEMENT
OF
KKR & CO. L.P.

(Executive Officers)

i

PUBLIC COMPANY HOLDINGS UNIT AWARD AGREEMENT
OF
KKR & CO L.P.

This PUBLIC COMPANY HOLDINGS UNIT AWARD AGREEMENT (this “Agreement”) of KKR & CO L.P. (the “Partnership”) is made by and between the Partnership and the undersigned (the “Grantee”).  Capitalized terms used herein and not otherwise defined herein or in the KKR & Co. L.P. 2010 Equity Incentive Plan, as amended from time to time (the “Plan”), shall be as defined in Appendix A attached hereto and the Plan is hereby attached as Appendix E and incorporated by reference herein.

RECITALS

WHEREAS, the general partner of the Partnership has determined it is in the best interests of the Partnership to provide the Grantee with this Agreement pursuant to and in accordance with the terms of the Plan.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to the following:

ARTICLE I
GRANT OF PUBLIC COMPANY HOLDINGS UNITS

Section 1.1.           Grant of Public Company Holdings Units; Conditions of Grant

The Partnership hereby grants to the Grantee, effective as of the Grant Date specified on the REU Grant Certificate attached hereto as Appendix B (the “Grant Date”), the number of “public company holdings units”, which are restricted equity units set forth in the REU Grant Certificate attached hereto, subject to the terms and conditions of this Agreement. Each restricted equity unit that is granted pursuant to this Agreement represents the right to receive delivery of one Common Unit, subject to any adjustment pursuant to Section 9 of the Plan (each such restricted equity unit, an “REU”).  Notwithstanding the foregoing, the grant of REUs hereunder is conditioned upon the Grantee’s agreement to the covenants and obligations contained in the Confidentiality and Restrictive Covenant Obligations attached hereto as Appendix D incorporated herein by reference.

Section 1.2.           REUs and Agreement Subject to Plan; Administrator

This Agreement and the grant of REUs provided for herein shall be subject to the provisions of the Plan, except that if there are any express differences or inconsistencies between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern. For the avoidance of doubt, the Partnership may delegate to any employee of the KKR Group its duties and powers hereunder, and any reference to the “Administrator” contained herein shall be deemed to include any such delegate.

ARTICLE II
VESTING AND SETTLEMENT OF REUS

Section 2.1.           Vesting of REUs

(a)           The following vesting provisions shall apply to the REUs:

(i)            Subject to the Grantee’s continued Employment through the Service Vesting Date or Service Vesting Dates, as applicable, as specified in the REU Grant Certificate attached hereto, the REUs shall become vested on such date or dates, as applicable, as to the percentage(s) set forth in such REU Grant Certificate.

(ii)           If, prior to the date the REUs are vested as provided in Section 2.1(a)(i) above or otherwise terminate and are forfeited pursuant to Section 2.1(b) and (c) below: (A) the Grantee’s Employment terminates due to the Grantee’s Retirement, then all Retirement REUs shall, in the discretion of the Administrator, be fully vested as a result thereof; (B) the Grantee dies or experiences a Disability, then all unvested REUs shall be vested as a result thereof; or (C) there occurs a Change in Control prior to any termination of the Grantee’s Employment, then all or any portion of any unvested REUs may, in the discretion of the Administrator, be vested as a result thereof.  Notwithstanding the foregoing, if the Partnership receives an opinion of counsel that there has been a legal judgment and/or legal development in the Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Retirement REUs pursuant to this Section 2.1(a)(ii) being deemed unlawful and/or discriminatory, then the Partnership will not apply the favorable treatment at the time the Grantee’s Employment terminates due to the Grantee’s Retirement under clause (A) above, and the REUs will be treated as set forth in Section 2.1(a)(i), 2.1(b), 2.1(c) or the other provisions of this Section 2.1(a)(ii), as applicable.

(iii)          All REUs that become vested under this Section 2.1(a) are eligible to be Settled pursuant to Section 2.2 of this Agreement.

(b)           If the Grantee’s Employment terminates for any reason other than due to the Grantee’s death, Disability or Retirement, each as provided for in Section 2.1(a) above, all then unvested REUs (including any REUs that are not Retirement REUs) shall immediately terminate and be forfeited without consideration, and no Common Units shall be delivered hereunder.

(c)           The Grantee’s right to vest in the REUs under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively providing services (even if still considered employed under local Law) and will not be extended by any notice period mandated under local Law (e.g., active Employment would not include a period of “garden leave” or similar period pursuant to local Law) except as may be otherwise agreed in writing by the Partnership or the Designated Service Recipient with the Grantee; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the REUs.

Section 2.2.           Settlement of REUs

(a)           To the extent that (i) an REU granted hereunder becomes vested pursuant to Section 2.1(a) above and (ii) the related Service Vesting Date has also occurred, then with respect to such percentage of REUs set forth next to the applicable Service Vesting Date on the REU Grant Certificate, such REU shall be Settled as soon as administratively practicable on or following the applicable Service Vesting Date for such REU; provided that the Administrator may determine that such Settlement may instead occur on or as soon as administratively practicable after the first day of the next permissible trading window of Common Units that opens for employees of the KKR Group to sell Common Units (provided that in any event such Settlement shall not be later than the time permitted under Section 409A, if applicable).  For the avoidance of doubt, the Settlement of any REUs that become vested pursuant to Section 2.1(a)(ii) above shall not be accelerated, such that, with respect to any such REUs, only that percentage of such REUs that would otherwise have become vested on each applicable Service Vesting Date as set forth on the REU Grant Certificate pursuant to Section 2.1(a)(i) shall be Settled at each such Service Vesting Date in accordance with the foregoing sentence. The date on which any REU is to be Settled hereunder is referred to as a “Delivery Date.” The Settlement of each REU shall be effected in accordance with, and subject to the provisions of, Section 2.2(b) below.

(b)           On any Delivery Date, each vested REU that is then being Settled shall be cancelled in exchange for the Partnership delivering to the Grantee either (i) the number of Common Units equal to the number of REUs that are to be Settled on such Delivery Date pursuant to Section 2.2(a) above or (ii) an amount of cash, denominated in U.S. dollars, equal to the Fair Market Value of the foregoing number of Common Units (a “Cash Payment”). The Administrator may elect in its sole discretion whether to Settle the REUs in Common Units or by a Cash Payment, and in the case of the Cash Payment, whether to have the Cash Payment delivered by the member of the KKR Group that employs the Grantee or to which the Grantee otherwise is rendering services (the “Designated Service Recipient”).

(c)           Subject to the provisions of this Article II relating to the number of REUs that are to be Settled on any applicable Delivery Date and solely to the extent permitted under Section 409A, if applicable, the Partnership may impose such other conditions and procedures in relation to the Settlement of REUs as it may reasonably determine. In addition to the foregoing and notwithstanding anything else in this Agreement, the Administrator may require that any or all of the Common Units that may be delivered to the Grantee under this Section 2.2 that the Grantee intends to sell, from time to time, may only be sold through a coordinated sales program as defined by the Administrator.

(d)           Any of the foregoing payments or deliveries shall in all instances be subject to Sections 4.3 and 4.5 below, as applicable.

Section 2.3.           No Distribution Payments

The REUs granted to the Grantee hereunder do not include the right to receive any distribution payments.

ARTICLE III
RESTRICTIONS ON TRANSFERS AND OTHER LIMITATIONS

Section 3.1.           Transfer Restrictions on REUs

(a)           The Grantee may not Transfer all or any portion of the Grantee’s REUs to any Other Holder (including to any Family Related Holder) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Partnership may require) as are determined by the Administrator, in its sole discretion.

(b)           Any Transfer of REUs by the Grantee to Other Holders permitted by the Administrator pursuant to Section 3.1(a) shall be made in accordance with Section 3.4.

(c)           Any purported Transfer of REUs that is not in accordance with this Section 3.1 is null and void.

Section 3.2.           Confidentiality and Restrictive Covenants

The Grantee acknowledges and agrees that Grantee is bound by and will comply with the Confidentiality and Restrictive Covenant Obligations contained in Appendix D, which obligations are incorporated by reference herein, and any other agreements that the Grantee has entered into with the Designated Service Recipient, the Partnership, KKR Holdings L.P., KKR Associates Holdings L.P., or any other member of the KKR Group, with respect to the Grantee’s obligation to keep confidential the nonpublic, confidential or proprietary information of the KKR Group and its affiliates, as applicable, and, if applicable, any restrictive covenants concerning the Grantee’s obligations not to compete with the KKR Group or solicit its clients or employees after termination of Employment), as such agreements may be amended from time to time.  If the Grantee is a limited partner of KKR Holdings L.P. or KKR Associates Holdings L.P., the Grantee further acknowledges and agrees that references to a Confidentiality and Restrictive Covenant Agreement in the limited partnership agreements of KKR Holdings L.P. and KKR Associates Holdings L.P. shall be deemed to include and also refer to the Confidentiality and Restrictive Covenant Obligations contained in Appendix D hereto (and authorizes and consents to the general partners of KKR Holdings L.P. and KKR Associates Holdings L.P. to amend their respective limited partnership agreements to reflect the foregoing).

Section 3.3.           Post-Settlement Transfer Restrictions on Common Units

The provisions of this Section 3.3 shall or shall not be applicable to the REUs granted to the Grantee hereunder as indicated on the REU Grant Certificate.

(a)           The Grantee may not Transfer all or any portion of the Grantee’s Transfer Restricted Common Unit (as defined below) (including to any Family Related

Holder) without the prior written consent of the Administrator, which consent may be given or withheld, or made subject to such conditions (including the receipt of such legal or tax opinions and other documents that the Partnership may require) as are determined by the Administrator, in its sole discretion.  For the avoidance of doubt, Transfer Restricted Common Units may only be held in an account with an institution, and subject to terms and conditions, which have been approved by the Administrator from time to time.  Any Transfer of Transfer Restricted Common Units by the Grantee to Other Holders permitted by the Administrator pursuant to Section 3.3(a) shall be made in accordance with Section 3.4.

(b)           A “Transfer Restricted Common Unit” refers to all Common Units delivered upon Settlement of a vested REU until (i) the first anniversary of the Service Vesting Date related thereto, in the case of 50% of such Common Units and (ii) the second anniversary of such Service Vesting Date, in the case of the other 50% of such Common Units.

(c)           If the Grantee breaches in any significant or intentional manner, as determined by the Administrator in his sole discretion, any of the Grantee’s covenants as stated in the Confidentiality and Restrictive Covenant Obligations contained in Appendix D, the Administrator, in his sole discretion, may direct that the Grantee forfeit all or a portion of the Transfer Restricted Common Units held by the Grantee in an amount determined by the Administrator in his sole discretion.  The Grantee hereby consents and agrees to immediately surrender and deliver such Transfer Restricted Common Units to the Partnership, without the payment of any consideration, receipt of any further notice or fulfillment of any other condition.

(d)           If for any reason the Grantee’s Employment is terminated for Cause, unless otherwise determined by the Administrator in writing, all Transfer Restricted Common Units held by the Grantee shall automatically be forfeited by the Grantee without payment of any consideration.  The Grantee hereby consents and agrees to immediately surrender and deliver such Transfer Restricted Common Units to the Partnership, without the payment of any consideration, receipt of any further notice or fulfillment of any other condition.

(e)           Any forfeiture of Transfer Restricted Common Units contemplated by Section 3.3(c) or Section 3.3(d) shall require no additional procedures on the part of the Partnership or its affiliates.  The Grantee hereby acknowledges that the Administrator may take any and all actions to reflect the forfeiture of Transfer Restricted Common Units hereunder, including but not limited to the delivery of a written notice to the institution contemplated in Section 3.3(a) that holds the Transfer Restricted Common Units, and agrees to take any further action to memorialize such forfeiture as the Administrator may require.

(f)            The Administrator may, from time to time, waive the provisions of this Section 3.3, subject to the imposition of any conditions or further requirements, as determined by the Administrator in his sole discretion.  Without limiting the foregoing, (i) the Administrator may impose equivalent transfer or forfeiture restrictions on the Grantee’s other equity, if any, held in KKR Holdings, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent that the provisions of this Section 3.3 are waived, and (ii) the Grantee hereby consents in advance to the imposition of such equivalent transfer or forfeiture restrictions for purposes of the governing documents of Grantee’s other equity, if any, held in KKR Holdings, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent the Administrator waives the application of this Section 3.3 to the Transfer Restricted Common Units.

(g)           For the avoidance of doubt, the provisions of this Section 3.3 also apply in the event the Grantee receives a Cash Payment in Settlement of a vested REU on a Delivery Date as provided in Section 2.2(b).

(h)           Any purported Transfer of Transfer Restricted Common Units that is not in accordance with this Section 3.3 is null and void.

Section 3.4.           Transfers to Other Holders

(a)           Transfers of REUs or Transfer Restricted Common Units by the Grantee to Other Holders are not permitted unless the Administrator provides his prior written consent pursuant Section 3.1 or Section 3.3.  Prior to a Transfer of any REUs or Transfer Restricted Common Units to any Other Holder, the Other Holder must consent in writing to be bound by this Agreement as an Other Holder and deliver such consent to the Administrator.

(b)           If an REU or Transfer Restricted Common Unit is held by an Other Holder, such Other Holder shall be bound by this Agreement in the same manner and to the same extent as the Grantee is bound hereby (or would be bound hereby had the Grantee continued to hold such REU or Transfer Restricted Common Unit). Any Transfer to an Other Holder must be undertaken in compliance with Section 3.1(a). For the avoidance of doubt, any vesting requirement of Section 2.1 above that applies to an REU or transfer or forfeiture restrictions that are applicable to Transfer Restricted Common Units (including those Transfer Restricted Common Units delivered upon Settlement of a Transferred REU) held by an Other Holder shall be satisfied or deemed to be satisfied under this Article III only to the extent that such vesting requirement or transfer or forfeiture restrictions, as applicable, would otherwise have been satisfied if the REU or Transfer Restricted Common Unit had not been Transferred by the Grantee, and any REU and Transfer Restricted Common Unit, as applicable, that is held by an Other Holder shall cease to be held by such Other Holder under this Article III if the REU or Transfer Restricted Common Unit, as applicable, would have then ceased to be held by the Grantee if the REU or Transfer Restricted Common Unit had not been Transferred by the Grantee to such Other Holder.

(c)           In the event of a property settlement or separation agreement between the Grantee and his or her spouse, the Grantee agrees that he or she shall use reasonable efforts to retain all of his or her REUs and Transfer Restricted Common Units and shall reimburse his or her spouse for any interest he or she may have under this Agreement out of funds, assets or proceeds separate and distinct from his or her interest under this Agreement.

Section 3.5.   Minimum Retained Ownership Requirement

The provisions of this Section 3.5 shall or shall not be applicable to the REUs granted to the Grantee hereunder as indicated on the REU Grant Certificate.

(a)                                  For so long as the Grantee retains his or her Employment, the Grantee (collectively with all Family Related Holders who become Other Holders, if applicable) must continuously hold an aggregate number of Common Unit Equivalents that is at least equal to fifteen percent (15%) of the cumulative amount of (x) all REUs granted to the Grantee under this Agreement and (y) all other REUs designated as “public company holdings units” that have been or are hereafter granted to the Grantee under the Plan, in each case that have become vested pursuant to Section 2.1(a) (or similar provision in any other “public company holdings units” grant agreement), prior to any net Settlement permitted by Section 4.5.

(b)                                 “Common Unit Equivalents” means any combination of: (i) REUs that are or become vested pursuant to Section 2.1 of this Agreement and Common Units delivered upon Settlement of any such REUs (even if they are Transfer Restricted Common Units) and (ii) REUs designated as “public company holdings units” granted to the Grantee under the Plan that are or become vested pursuant to a provision similar to Section 2.1 of this Agreement and Common Units delivered upon Settlement of any such REUs (even if a provision similar to the transfer restrictions on Transfer Restricted Common Units has not yet been satisfied).

(c)                                  The Administrator may, from time to time, waive the provisions of this Section 3.5, subject to the imposition of any conditions or further requirements, as determined by the Administrator in his sole discretion.  Without limiting the foregoing, (i) the Administrator may impose equivalent transfer restrictions on the Grantee’s other equity, if any, held in KKR Holdings, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent that the provisions of this Section 3.5 are waived, and (ii) the Grantee hereby consents in advance to the imposition of such equivalent transfer restrictions for purposes of the governing documents of Grantee’s other equity, if any, held in KKR Holdings, L.P., the Partnership or any of their respective affiliates (or any of their respective equity incentive plans) to the extent the Administrator waives the application of this Section 3.5 to the Common Unit Equivalents.

(d)                                 Any purported Transfer of any Common Units that would result in a violation of this Section 3.5 is null and void.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 4.7) this Section 3.5 shall survive any termination of this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1.   Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any otherwise governing principles of conflicts of law that would apply the Laws of another jurisdiction.

Section 4.2.   Arbitration

(a)                                  Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  Except as required by Law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(b)                                 Notwithstanding the provisions of Section 4.2(a), the Partnership may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling the Grantee to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this clause (b), the Grantee (i) expressly consents to the application of Section 4.2(c) below to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Secretary or General Counsel of the Partnership (or any officer of the Partnership) at the address identified for the Partnership as set forth in Section 4.6 below as such Grantee’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Grantee of any such service of process, shall be deemed in every respect effective service of process upon the Grantee in any such action or proceeding.

(c)                                  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE U.S. FEDERAL AND STATE COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 4.2, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT.  Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award.  The parties acknowledge that the forums designated by this clause (c) have a reasonable relation to this Agreement and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding referred to in this Section 4.2 brought in any court referenced therein and such parties agree not to plead or claim the same.

Section 4.3.   Remedies; Recoupment; Right to Set-Off

(a)                                  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by Law or under the terms of any other applicable agreement.

(b)                                 To the extent required or advisable, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules promulgated thereunder and any other similar Laws, the Administrator may specify in any other document or a policy to be incorporated into this Agreement by reference, that the Grantee’s rights, payments, and benefits with respect to REUs awarded hereunder and/or Common Units delivered to the Grantee in respect of REUs awarded hereunder shall be subject to reduction, cancellation, forfeiture or recoupment.

(c)                                  The Administrator may set-off any amounts due under this Agreement or otherwise against any amounts which may be owed to the Partnership or its Affiliates by the Grantee under this Agreement, any other relationship or otherwise.

Section 4.4.   Amendments and Waivers

(a)                                  This Agreement (including the Definitions contained in Appendix A attached hereto, the REU Grant Certificate attached as Appendix B hereto, the Additional Terms and Conditions attached as Appendix C hereto, the Confidentiality and Restrictive Covenant Obligations attached as Appendix D hereto, and any other provisions as may be required to be appended to this Agreement under applicable local Law) may be amended, supplemented, waived or modified only in accordance with Section 4(c) of the Plan or Section 13 of the Plan, as applicable, or as may be required for purposes of compliance or enforceability with applicable local Law; provided, however, that the REU Grant Certificate shall be deemed amended from time to time to reflect any adjustments provided for under the Plan.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.5.   Withholding

Regardless of any action the Partnership or the Designated Service Recipient takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Partnership or the Designated Service Recipient.  The Grantee further acknowledges that the Partnership and/or the Designated Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the REUs, including, but not limited to, the grant, vesting or Settlement of the REUs, the delivery of Common Units or a Cash Payment upon Settlement of the REUs, the lapse of any restrictions imposed on the Grantee’s Transfer Restricted Common Units, the subsequent sale of Common Units acquired under the Plan and the receipt of any distributions; and (2) do not commit to and are under no obligation to structure the terms of the REUs or any aspect of the REUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Partnership and/or the Designated Service Recipient (or the Affiliate formerly employing or retaining the Grantee, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Partnership and/or the Designated Service Recipient to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Partnership and/or the Designated Service Recipient, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)                                  withholding from the Cash Payment, the Grantee’s wages or other cash compensation paid to the Grantee by the Partnership and/or the Designated Service Recipient; or

(b)                                 withholding from proceeds of the sale of Common Units delivered upon Settlement of the REUs either through a voluntary sale or through a mandatory sale arranged by the Partnership (on the Grantee’s behalf pursuant to this authorization); or

(c)                                  withholding in Common Units to be delivered upon Settlement of the REUs.

To avoid negative accounting treatment, the Partnership may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Common Units, for tax purposes, the Grantee is deemed to have been issued the full number of Common Units subject to the Settled Common Units, notwithstanding that a number of the Common Units are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee shall pay to the Partnership or the Designated Service Recipient any amount of Tax-Related Items that the Partnership or the Designated Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described.  The Partnership may refuse to issue or deliver the Common Units, the Cash Payment or the proceeds of the sale of Common Units, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

Section 4.6.   Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified for purposes of notice given in accordance with this Section 4.6):

(a)                                  If to the Partnership, to:

KKR & Co. L.P.
9 West 57th Street, Suite 4200
New York, New York 10019

U.S.A.
Attention: Chief Financial Officer

(b)                                 If to the Grantee, to the most recent address for the Grantee in the books and records of the Partnership or the Designated Service Recipient.

Section 4.7.   Entire Agreement; Termination of Agreement; Survival

(a)                                  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto. The Grantee acknowledges that the grant of REUs provided for under this Agreement is in full satisfaction of any and all grants of equity or equity-based awards that representatives of the Partnership or its Affiliates, on or prior to the date hereof, may have informed the Grantee that such Grantee is entitled to receive.

(b)                                 This Agreement shall terminate when the Grantee and all Other Holders cease to hold any of the REUs or Transfer Restricted Common Units that have been granted or delivered, as applicable, hereunder. Notwithstanding anything to the contrary herein, this Article IV shall survive any termination of this Agreement.

Section 4.8.   Severability

If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.9.   Binding Effect

This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 4.10.   Appendices

Appendices A, B, C and D constitute part of this Agreement.  Notwithstanding the provisions of this Article IV, the provisions of Sections 7 through 16 (inclusive) of Appendix D shall govern solely with respect to, and shall be applicable only to the interpretation, administration and enforcement of, the provisions of Appendix D, but not to any other provisions of this Agreement or any other of its Appendices, including but not limited to Sections 3.2 and 3.3(c) of this Agreement.  For the further avoidance of doubt, and without limiting the foregoing sentence, Sections 3.2 and 3.3(c) of this Agreement shall only be governed by, and shall only be subject to administration and enforcement under, the provisions of this Article IV, and shall not be governed by or subject to interpretation, administration or enforcement under any of Sections 7 through 16 (inclusive) of Appendix D.

Section 4.11.   Further Assurances

The Grantee shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 4.12.   Interpretation; Defined Terms; Section 409A; Employment with Designated Service Recipient; Headings

(a)                                  Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable.  Unless otherwise specified, all references herein to “Articles,” “Sections” and clauses shall refer to corresponding provisions of this Agreement.  The word “including” is not meant to be exclusive, but rather shall mean “including without limitation” wherever used in this Agreement.   Reference to “hereto”, “herein” and similar words is to this entire Agreement (including any Appendices) and not a particular sentence or section of this Agreement. All references to “date” and “time” shall mean the applicable date (other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required to close, in which case such date refers to the next occurring date that is not described in this parenthetical) or time in New York, New York.

(b)                                 This Section 4.12(b) applies to Grantees who are U.S. tax residents (such as, a U.S. citizen, greencard holder or a U.S. tax resident under the substantial presence test) to the extent applicable.  All references to any “separation from service” or termination of the Employment of, or the services to be provided by, the Grantee, shall be deemed to refer to a “separation from service” within the meaning of Section 409A, if applicable.  Notwithstanding anything herein to the contrary, (i) if at the time of the Grantee’s termination of Employment the Grantee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or delivery of Common Units otherwise payable or provided hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section

409A, then the Partnership will defer the commencement of the payment of any such payments or delivery hereunder (without any reduction in such payments or delivery of Common Units ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of Employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments or other deliveries due to the Grantee hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other deliveries shall be deferred if deferral will make such payment or other delivery compliant under Section 409A, or otherwise such payment or other delivery shall be restructured, to the extent possible, in a manner, determined by the Administrator, that does not cause such an accelerated or additional tax.  The Partnership shall use commercially reasonable efforts to implement the provisions of this Section 4.12(b) in good faith; provided that none of the Partnership, the General Partner, the Administrator nor any of the Partnership’s, KKR Group’s employees, directors or representatives shall have any liability to the Grantee with respect to this Section 4.12(b).

(c)                                  For the avoidance of doubt, any references to the Employment of the Grantee in this Agreement refer solely to the Employment of the Grantee by the Designated Service Recipient or any other member of the KKR Group.  The grant of REUs under this Agreement in no way implies any Employment relationship with the General Partner, the Partnership or with any other member of the KKR Group, other than the Designated Service Recipient with which a formal Employment relationship is currently in effect with the Grantee, or any other member of the KKR Group with which a formal Employment relationship is currently in effect with the Grantee. If the Grantee changes Employment from the Grantee’s Designated Service Recipient as of the Grant Date to another member of the KKR Group, references to Designated Service Recipient hereunder shall refer to such other member of the KKR Group with which the Grantee has Employment.

(d)                                 The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 4.13.   Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Agreement.

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IN WITNESS WHEREOF, the Partnership has executed this Agreement as of the date specified under the signature of the Grantee.

KKR & CO. L.P.

By:	KKR MANAGEMENT LLC,
its general partner

By:

IN WITNESS WHEREOF, the undersigned Grantee has caused this counterpart signature page to this Agreement to be duly executed as of the date specified under the signature of the Grantee.

“GRANTEE”

[Electronic Signature]

Name: [Participant Name]

Dated: [Grant Date]

APPENDIX A
DEFINITIONS

In addition to the defined terms set forth in the preamble and recitals of the Agreement, as well as the defined terms set forth in the Plan, the following terms shall have the following meanings for purposes of the Agreement:

“Cause” means, with respect to the Grantee, the occurrence or existence of any of the following as determined fairly on an informed basis and in good faith by the Administrator: (i) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against any member of the KKR Group (including the Partnership), KKR Holdings L.P., KKR Associates Holdings L.P., a Fund, or a Portfolio Company, (ii) a Regulatory Violation that has a material adverse effect on (x) the business of any member of the KKR Group or (y) the ability of the Grantee to function as an employee, associate or in any similar capacity (including consultant) with respect to the KKR Group, taking into account the services required of the Grantee and the nature of the business of the KKR Group, or (iii) a material breach by the Grantee of a material provision of any Written Policies or the deliberate failure by the Grantee to perform the Grantee’s duties to the KKR Group, provided that in the case of this clause (iii), the Grantee has been given written notice of such breach or failure within 45 days of the KKR Group becoming aware of such breach or failure and, where such breach or failure is curable, the Grantee has failed to cure such breach or failure within (A) 15 days of receiving notice thereof or (B) such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such breach or failure provided that the Grantee is then working diligently to cure such breach or failure. If such breach or failure is not capable of being cured, the notice given to the Grantee may contain a date of termination that is earlier than 15 days after the date of such notice.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects such Person’s duties and responsibilities to the KKR Group by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Administrator may reasonably determine in good faith.

“Employment” means the Grantee’s employment with (x) the Designated Service Recipient or any other member of the KKR Group or (y) any consultant or service provider that provides services to any member of the KKR Group; provided that in the case of clause (y), service provided as a consultant or service provider must be approved by the Administrator in order to qualify as “Employment” hereunder.

“Family Related Holder” means, in respect of the Grantee, any of the following: (i) such Grantee’s spouse, parents, parents-in-law, children, siblings and siblings-in-law, descendants of siblings, and grandchildren, (ii) any trust or other personal or estate planning vehicle established by such Grantee, (iii) any charitable organization established by such Grantee and (iv) any successor-in-interest to such Grantee, including but not limited to a conservator, executor or other personal representative.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Participant, as the case may be.

“Other Holder” means any Person that holds an REU, other than the Grantee.

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“Portfolio Company” means a company over which a Fund exercises a significant degree of control as an investor.

“Regulatory Violation” means, with respect to the Grantee (i) a conviction of the Grantee based on a trial or by an accepted plea of guilt or nolo contendere of any felony or misdemeanor crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery, (ii) a final determination by any court of competent jurisdiction or governmental regulatory body (or an admission by the Grantee in any settlement agreement) that the Grantee has violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations (or an admission by the Grantee in any settlement agreement) that the Grantee has violated the written rules of such self-regulatory organization that are applicable to any member of the KKR Group.

“Retirement” means the resignation by the Grantee of the Grantee’s Employment with the KKR Group (other than for Cause) on or after the date that the Grantee’s age, plus the Grantee’s years of Employment with the KKR Group equals at least 80; provided that such date shall be no earlier than December 31, 2012.

“Retirement REUs” means, with respect to any Grantee whose Employment terminates due to Retirement, any REUs with a Service Vesting Date that would, if the Grantee’s Employment were not so terminated, occur within two years after the date of such termination due to Retirement.

“REU Grant Certificate” means the REU Grant Certificate delivered to the Grantee and attached to this Agreement, as the same may be modified pursuant to Section 4.4(a) of the Agreement.

“Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as the same may be amended from time to time, and the applicable regulations, including temporary regulations, promulgated under such Section, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Service Vesting Date” means, with respect to any REU, the date set forth in the REU Grant Certificate as the “Service Vesting Date.”

“Settle”, “Settled” or “Settlement” means the discharge of the Partnership’s obligations in respect of an REU through the delivery to the Grantee of (i) Common Units or (ii) a Cash Payment, in each case in accordance with Article II.

“Transfer” or “Transferred” means with respect to any REU or Common Unit, any (i) sale, assignment, transfer or other disposition thereof or any interests therein or rights attached thereto, whether voluntarily or by operation of Law, or (ii) creation or placement of any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Written Policies” means with respect to any Grantee having Employment with a member of the KKR Group or otherwise having Employment, the written policies of the KKR Group included in its employee manual, code of ethics and other documents relating to the Grantee’s Employment, association or other similar affiliation with the KKR Group.

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APPENDIX B

REU GRANT CERTIFICATE

Grantee Name:  [Participant Name]

Grant Date: [Grant Date]

Number of REUs: [Number of Awards Granted]

Service Vesting Date:           The following sets forth each applicable Service Vesting Date upon which the REUs granted hereunder shall become vested, subject to the Grantee’s continued Employment through each such date:

Percentage of REUs that Become Vested on Applicable Service Vesting Date	Applicable Service Vesting Date
[ ]%	[Date]

Vesting and Settlement of the REUs is subject to all terms and conditions contained in the Agreement to which this REU Grant Certificate is attached. Notwithstanding the foregoing:

The post-settlement transfer restrictions contained in Section 3.3 of the Agreement ☐ shall / ☐ shall not be applicable to the REUs (and any resulting Common Units) granted under this REU Grant Certificate.

The minimum retained ownership requirements contained in Section 3.5 of the Agreement ☐ shall / ☐ shall not be applicable to the REUs (and any resulting Common Units) granted under this REU Grant Certificate.

B-1

APPENDIX C

ADDITIONAL TERMS AND CONDITIONS

The terms and conditions in this Appendix C supplement the provisions of the Agreement, unless otherwise indicated herein.

1.                                      Data Privacy

The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Designated Service Recipient, the Partnership and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Partnership and the Designated Service Recipient may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Units or directorships held in the Partnership, details of all REUs or any other entitlement to Common Units awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to any third parties assisting the Partnership with the implementation, administration and management of the Plan.  The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Grantee authorizes the Partnership, its subsidiaries, the Designed Service Recipient and any other possible recipients which may assist the Partnership (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

2.                                      Nature of Grant

In accepting the Award, the Grantee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Partnership, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Partnership at any time;

(b)

the grant of the REUs is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of REUs, even if REUs have been granted repeatedly in the past;

(c)	all decisions with respect to future grants of REUs, if any, will be at the sole discretion of the Partnership;

(d)

the Grantee’s participation in the Plan shall not create a right to further Employment with the Designated Service Recipient and shall not interfere with the ability of the Designated Service Recipient to terminate the Grantee’s Employment or service relationship (if any) at any time;

(e)	the Grantee is voluntarily participating in the Plan;

(f)	the REUs and the Common Units subject to the REUs are extraordinary items, which are outside the scope of the Grantee’s Employment or service contract, if any;

(g)

the REUs and the Common Units subject to the REUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)

the grant of REUs and the Grantee’s participation in the Plan will not be interpreted to form an Employment or service contract or relationship with the Partnership, the Designated Service Recipient or any Affiliate;

(i)	the future value of the underlying Common Units is unknown and cannot be predicted with certainty;

(j)

no claim or entitlement to compensation or damages shall arise from forfeiture of the REUs resulting from termination of the Grantee’s Employment (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid), and in consideration of the grant of REUs to which the Grantee is otherwise not entitled, the Grantee irrevocably agrees never to institute any claim against the Partnership, the Designated Service Recipient or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Partnership, the Designated Service Recipient and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)	subject to Section 9 of the Plan, the REUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability; and

(l)	the following provisions apply only if the Grantee is providing services outside the United States:

(i)	the REUs and the Common Units subject to the REUs are not part of normal or expected compensation or salary for any purposes;

(ii)	the REUs and the Common Units subject to the REUs are not intended to replace any pension rights or compensation.

3.                                      No Advice Regarding Award

The Partnership is not providing any tax, legal or financial advice, nor is the Partnership making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Common Units.  The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4.                                      Language

If the Grantee has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.                                      Electronic Delivery and Acceptance

The Partnership may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Partnership or a third party designated by the Partnership.

APPENDIX D

Confidentiality and Restrictive Covenant Obligations

A.                                       In connection with the Grantee’s employment, association or other similar affiliation with the Partnership or other entity of the KKR Group (“KKR” or the “Company” and such Grantee, a “KKR Employee”), the Grantee is being issued one or more REUs pursuant to the Agreement to which this Appendix D is attached;

B.                                         The Grantee will receive financial benefits from KKR’s business through their participation in the value of the REUs;

C.                                         The Grantee acknowledges and agrees that (i) during the course of the Grantee’s employment, association or other similar affiliation with KKR, the Grantee will receive and have access to confidential information of KKR and the Portfolio Companies (collectively, the “KKR Related Entities”) and have influence over and the opportunity to develop relationships with Clients, Prospective Clients, Portfolio Companies and partners, members, employees and associates of the Company (as defined below); and (ii) such confidential information and relationships are extremely valuable assets in which KKR has invested, and will continue to invest, substantial time, effort and expense in developing and protecting; and

D.                                        The Grantee acknowledges and agrees that (i) the REUs will materially benefit the Grantee; (ii) it is essential to protect the business interests and goodwill of the Company and that the Company be protected by the restrictive covenants set forth herein; (iii) it is a condition precedent to the Grantee receiving REUs that the Grantee agree to be bound by the restrictive covenants contained herein; and (iv) KKR would suffer significant and irreparable harm from a violation by the Grantee of the restrictive covenants set forth herein for a period of time after the termination of the Grantee’s employment, association or other similar affiliation with KKR.

E.                                            Capitalized terms contained in this Appendix D and not defined herein shall have the same meaning as such terms are defined in the Agreement into which this Appendix D is incorporated by reference therein and to which this Appendix D is attached, or the Plan, as applicable.

F.                                          This Appendix D is made in part for the benefit of the Designated Service Recipient and the parties intend, acknowledge, and agree that the Designated Service Recipient is a third party beneficiary of this Appendix D and is authorized to waive compliance with any provision hereof by delivering a written statement clearly expressing the intent to waive such compliance to the Grantee and a duly authorized representative of KKR.

NOW, THEREFORE, to provide the Company with reasonable protection of its and goodwill and in consideration for (i) the REUs and any other consideration that the Grantee will receive in connection with and as a result of the Grantee’s employment, association or other similar affiliation with KKR; (ii) the material financial and other benefits that the Grantee will derive from such REUs and other consideration (if any); and (iii) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Grantee hereby agrees to the following restrictions:

1.                                 Outside Business Activities.

The Grantee acknowledges that, during the course of the Grantee’s employment, association or other similar affiliation with KKR, the Grantee will be subject to the Written Policies. The Written Policies include restrictions that limit the ability of the Grantee to engage in outside business activities without the prior approval of the Company. If the Grantee has an employment contract with KKR, the Grantee may be subject to similar restrictions under that agreement. The Grantee hereby agrees that, during the Grantee’s employment, association or other similar affiliation with KKR, the Grantee will comply with all such restrictions that are from time to time in effect which are applicable to the Grantee.

2.                                 Confidentiality Undertaking.

The Grantee acknowledges that, during the course of the Grantee’s employment, association or other similar affiliation with KKR, the Grantee will receive and have access to Confidential Information of the Company and the Portfolio Companies.  Recognizing that any disclosure of such information could have serious consequences to one or more of the Company and the Portfolio Companies, the Grantee hereby agrees to comply with the confidentiality undertaking set forth in Schedule I hereto. Such restrictions are incorporated by reference into, and form a material part of, this Appendix D.

3.                                 Non-Compete.

The Grantee hereby agrees that, while employed, associated or otherwise similarly affiliated with KKR, and in addition during the Post-Termination Restricted Period, the Grantee will not set up, be employed by, hold an office in or provide consulting, advisory or other similar services to or for the benefit of a Competing Business where the activities or services of the Grantee in relation to the Competing Business are substantially the same as the activities that the Grantee engaged in, or the services that the Grantee provided, in connection with the Grantee’s employment, association or other similar affiliation with KKR.

For the purposes of this Appendix D, a “Competing Business” means a business that competes (i) in a Covered Country with any business conducted by the Company on the date on which the Grantee’s employment, association or other similar affiliation with KKR is terminated (the “Termination Date”) and in which the Grantee had material involvement during the 12 months preceding the Termination Date or (ii) in any country with any business that the Company was, on the Termination Date, formally considering conducting and where the Grantee had material involvement in the preparation, planning or formal consideration of such business. A “Covered Country” means the United States, United Kingdom, France, Hong Kong, China, Japan, South Korea, Australia, India, United Arab Emirates, Saudi Arabia or any other country where the Company conducted business on the Termination Date.

Notwithstanding the foregoing, nothing in this Appendix D shall be deemed to prohibit the Grantee from (i) associating with any business whose activities consist principally of making passive investments for the account and benefit of the Grantee and/or members of the Grantee’s immediate family where such business does not, within the knowledge of the Grantee, compete with a business of KKR for specific privately negotiated investment opportunities; (ii) associating with any business that does not have a Competing Amount of Capital; (iii) making and holding passive investments in publicly traded securities of a Competing Business where such passive investment does not exceed 5% of the amount of such securities that are outstanding at the time of investment; or (iv) making and holding passive investments in limited partner or similar interests in any investment fund or vehicle with respect to which the Grantee does not exercise control, discretion or influence over investment decisions. For the purposes of this paragraph, a “Competing Amount of Capital” means (x) US$1 billion of capital that is invested or targeted for investment substantially in private equity investments in Pan-North America, Pan-Europe or the United States or as part of a global private equity investment program or (y) US$500 million of capital that is invested or targeted for investment substantially in other types of investments, including private equity investments, that do not fall within clause (x) above.

4.                                 Non-Solicitation of Clients and Prospective Clients; Non-Interference.

The Grantee hereby agrees that, while employed, associated or otherwise similarly affiliated with KKR, and in addition during the Post-Termination Restricted Period, the Grantee will not (i) solicit, or assist any other person in soliciting, the business of any Client or Prospective Client for, or on behalf of, a Competing Business; (ii) provide, or assist any other person in providing, for any Client or Prospective Client any services that are substantially similar to those that the Company provided or proposed to be provided to such Client or Prospective Client; or (iii) impede or otherwise interfere with or damage, or attempt to impede or otherwise interfere with or damage, any business relationship and/or agreement between the Company and any Client or Prospective Client. As used in this Section 4, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any person to take or refrain from taking any action with respect to the giving by such person of business to a Competing Business, regardless of who initiated such communication.

For purposes of this Appendix D, “Client” means any person (a) for whom the Company provided services, including any investor in an investment fund, account or vehicle that is managed, advised or sponsored by KKR (a “KKR Fund”), or that was a Portfolio Company of a KKR Fund and (b) with whom the Grantee or individuals reporting to the Grantee had material contact or dealings on behalf of the Company during the 12 months prior to the Termination Date; and “Prospective Client” means any person with whom (I) the Company has had material negotiations or discussions concerning becoming a Client and (II) the Grantee or individuals reporting to the Grantee had material contact or dealings on behalf of the Company during the 12 months prior to the Termination Date.

5.                                 Non-Solicitation of Personnel.

The Grantee hereby agrees that, while employed, associated or otherwise similarly affiliated with KKR, and in addition during the Post-Termination Restricted Period, the Grantee will not solicit, employ, engage or retain, or assist any other person in soliciting, employing, engaging or retaining, any Key Person. As used in this Section 5, “solicit” means to have any direct or indirect communication inviting, advising, encouraging or requesting any Key Person to terminate his or her employment, association or other affiliation with KKR or KKR Capstone or recommending or suggesting that a third party take any of the foregoing actions, including by way of identifying such Key Person to the third party, in each case regardless of who initiated such communication.

For purposes of this Appendix D, a “Key Person” means a person (a) with whom the Grantee had material contact or dealings during the course of the Grantee’s employment, association or other similar affiliation with KKR and (b) who on the Termination Date was either (i) employed by the Company as an executive-level employee or officer or otherwise associated or similarly affiliated with the Company in any position, including as a member or partner, having functions and duties substantially similar to those of an executive-level employee or officer; (ii) a senior advisor to KKR; (iii) employed by KKR Capstone as an executive level employee or officer or otherwise associated or similarly affiliated with KKR Capstone in any position, including as a member or partner, having functions and duties substantially similar to those of an executive level employee or officer; or (iv) a person who provides services exclusively to the Company or any Portfolio Company and has functions and duties that are substantially similar to those of a person listed in sub-clauses (i), (ii) or (iii) above; and “KKR Capstone” means (I) Capstone Consulting LLC, Capstone Europe Limited, KKR Capstone Asia Limited and any other “Capstone” branded entity that provides similar consulting services to the KKR Group and Portfolio Companies and (II) the direct and indirect parents and subsidiaries of the foregoing.

6.                                 Post-Termination Restricted Period.

The “Post-Termination Restricted Period” for the Grantee shall commence on the Termination Date and shall expire upon the eighteen-month anniversary of the Termination Date. Notwithstanding the foregoing, if the Grantee’s employment, association or other similar affiliation with KKR is terminated involuntarily and without Cause, the Post-Termination Restricted Period will expire on the nine-month anniversary of the Termination Date.  To the extent that the Grantee continues to be employed by, or otherwise associated or similarly affiliated with, KKR, during any “garden leave” or “notice” period in which the Grantee is required to not perform any services for or enter the premises of the Company, and to otherwise comply with all terms and conditions imposed on the Grantee during such “garden leave” or “notice” period, the applicable Post-Termination Restricted Period shall be reduced by the amount of any such “garden leave” or “notice” period in which the Grantee complies with such terms.

7.                                 Representations; Warranties; Other Agreements.

The Grantee acknowledges and agrees that the Grantee will derive material financial and other benefits from the Grantee’s employment, association or other similar affiliation with KKR, and that the restrictions contained herein are reasonable in all circumstances and necessary to protect the legitimate business interests of the Company, to have and enjoy the full benefit of its business interests and goodwill. The Grantee further agrees and acknowledges that such restrictions will not unnecessarily or unreasonably restrict or otherwise limit the professional opportunities of the Grantee should his or her employment, association or other similar affiliation with KKR terminate, that the Grantee is fully aware of the Grantee’s obligations under this Appendix D and that the livelihood of the Grantee is not impaired by the Grantee’s entry into the covenants contained herein. The Partnership and the Designated Service Recipient shall have the right, exercisable in its sole discretion, to directly or indirectly make a payment to the Grantee or grant other consideration if, and to the extent, necessary to enforce the restrictions contained herein in accordance with any applicable law.

8.                                 Certain Relationships.

The Grantee acknowledges and agrees that the Grantee’s compliance with this Appendix D is a material part of the Grantee’s arrangements with the Company. Notwithstanding anything to the contrary herein, this Appendix D does not constitute an employment agreement between the Grantee and the Company, or any other KKR Related Entity, and shall not interfere with or otherwise affect any rights any such person or entity may have to terminate the Grantee’s employment, association or other similar affiliation at any time upon such notice as may be required by law or the terms of any agreement or arrangement with the Grantee.

9.                                 Injunctive Relief.

The Grantee acknowledges and agrees that the remedies of the Partnership and the Designated Service Recipient at law for any breach of this Appendix D would be inadequate and that for any breach of this Appendix D, the Partnership and the Designated Service Recipient shall, in addition to any other remedies that may be available to it at law or in equity, or as provided for in this Appendix D, be entitled to an injunction, restraining order or other equitable relief, without the necessity of posting a bond, restraining the Grantee from committing or continuing to commit any violation of this Appendix D. The Grantee further acknowledges and agrees that the Partnership and the Designated Service Recipient shall not be required to prove, or offer proof, that monetary damages for a breach of this Appendix D would be difficult to calculate and that any remedies at law would be inadequate for any breach of this Appendix D.

10.                         Amendment; Waiver.

This Appendix D may not be amended, restated, supplemented or otherwise modified other than by an agreement in writing signed by the parties hereto. No failure to exercise and no delay in exercising, on the part of any party, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The waiver of any particular right, remedy, power or privilege shall not affect or impair the rights, remedies, powers or privileges of any person with respect to any subsequent default of the same or of a different kind by any party hereunder. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereto shall be effective unless it is in writing and signed by the person asserted to have granted such waiver.

11.                         Assignment.

This Appendix D may not be assigned by any party hereto without the prior written consent of the other party hereto, except that the consent of the Grantee shall be deemed to have been given to the Partnership and the Designated Service Recipient (and the Grantee acknowledges that the Partnership and the Designated Service Recipient shall therefore have the right without further consent) to assign its rights hereunder, in whole or in part, to (i) any member of KKR that becomes a Designated Service Recipient or (ii) any person who is a successor of the Partnership or the Designated Service Recipient by merger, consolidation or purchase of all or substantially all of its assets, in which case such assignee shall be substituted for the Partnership and the Designated Service Recipient hereunder with respect to the provisions so assigned and be bound under this Appendix D and by the terms of the assignment in the same manner as the Partnership and the Designated Service Recipient was bound hereunder. Any purported assignment of this Appendix D in violation of this section shall be null and void.

12.                         Governing Law.

This Appendix D shall be governed by and construed in accordance with the laws of the State of New York.

13.                         Resolution of Disputes.

(a)                                     Subject to paragraphs (b) and (c) below, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, non performance or termination of this Appendix D (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”). If the parties to the Dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Appendix D shall continue if reasonably possible during any arbitration proceedings.

(b)                                     Prior to filing a Request for Arbitration or an Answer under the Rules of Arbitration of the ICC, as the case may be, the Partnership or the Grantee’s Designated Service Recipient may, in its sole discretion, require all Disputes or any specific Dispute to be heard by a court of law in accordance with paragraph (e) below and, for the purposes of this paragraph (b), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding. If an arbitration proceeding has already been commenced in connection with a Dispute at the time that the Partnership or the Grantee’s Designated Service Recipient commences such proceedings in accordance with this paragraph (b), such Dispute shall be withdrawn from arbitration.

(c)                                      Subject to paragraph (b) above, either party may bring an action or special proceeding in any court of law (or, if applicable, equity) for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (c), each party expressly consents to the application of paragraphs (e) and (f) below to any such suit, action or proceeding.

(d)                                     Except as required by law or as may be reasonably required in connection with judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration or any documents produced by another party in the proceedings not otherwise in the public domain. Judgment on any award rendered by an arbitration tribunal may be entered in any court having jurisdiction thereover.

(e)                                      EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS, AND VENUE, LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPHS (B) OR (C) ABOVE. The parties acknowledge that the forum designated by this paragraph (e) has a reasonable relation to this Appendix D, and to the parties’ relationship with one another. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in the preceding sentence or pursuant to paragraphs (b) or (c) above and such parties agree not to plead or claim the same.

(f)                                       The parties agree that if a suit, action or proceeding is brought under paragraphs (b) or (c) proof shall not be required that monetary damages for breach of the provisions of this Appendix D would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the Secretary or General Counsel of the Partnership or the Grantee’s Designated Service Recipient or an officer of the Partnership or the Grantee’s Designated Service Recipient (at the then-current principal business address of the Partnership or the Grantee’s Designated Service Recipient) as such party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.

14.                         Entire Agreement.

This Appendix D contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Appendix D and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Appendix D (including but not limited to any prior grant agreement for an equity award under the Plan that contains one or more appendices with respect to the subject matter of this Appendix D), other than (unless otherwise waived in writing by KKR Holdings L.P., KKR Associates Holdings L.P. or any member of the Company, as applicable) any agreements and arrangements (i) set forth in any Confidentiality or Restrictive Covenant Agreement with KKR Holdings L.P., (ii) set forth in the instruments governing any equity incentive plans or grants, phantom stock plans or grants, deferred compensation arrangements, allocations of carried interest or similar arrangements involving KKR Holdings L.P., KKR Associates Holdings L.P. or any member of the Company to which the Grantee is a party or beneficiary (excluding, for the avoidance of doubt, the Agreement to which this Appendix D is attached) or (iii) that specifically reference any such Confidentiality and Restrictive Covenant Agreement with KKR Holdings L.P or this Appendix D. The express terms of this Appendix D control and supersede any course of performance and any usage of the trade inconsistent with any of the terms of this Appendix D.

15.                         Severability.

Notwithstanding Section 10 or any other provision of this Appendix D to the contrary, any provision of this Appendix D that is prohibited or unenforceable in any jurisdiction (including but not limited to the application, if applicable, of Rule 5.6 of the New York Rules of Professional Conduct (or successor rule)) shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such event, the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.

16.                         Interpretation.

Notwithstanding anything contained in Article IV of the Agreement, the provisions of Sections 7 through 15 (inclusive) of this Appendix D shall govern with respect to, and shall be applicable only to the interpretation, administration and enforcement of, the provisions of this Appendix D, and shall not govern or otherwise apply to, or have any administrative or interpretive effect on, any other provisions of the remainder of the Agreement or any other of its Appendices.

Schedule I

Confidentiality Undertaking

The Grantee hereby agrees that, except as provided herein, the Grantee will not under any circumstances (either while employed, associated or otherwise affiliated with KKR, or at any time after the Termination Date) for any purpose other than in the ordinary course of the performance of the Grantee’s duties as an employee, associate or other affiliated person of KKR, use or divulge, communicate, publish, make available, or otherwise disclose any Confidential Information to any person or entity, including but not limited to any business, firm, governmental body, partnership, corporation, press service or otherwise, other than to (i) any executive or employee of the Company in the ordinary course of the performance of Grantee’s duties as an employee, associate or other affiliated person of KKR; (ii) any person or entity to the extent explicitly authorized by an executive of the Company in the ordinary course of the performance of Grantee’s duties as an employee, associate or other affiliated person of KKR; (iii) any attorney, accountant, consultant or similar service provider retained by the Company who is required to know such information and is obligated to keep such information confidential; or (iv) any person or entity to the extent the law or legal process requires disclosure by the Grantee, provided that, in the case of clause (iv), the Grantee must first give the Partnership or the Grantee’s Designated Service Recipient prompt written notice of any such requirement, disclose no more information than is so required in the opinion of competent legal counsel, and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information.

As used in this Schedule I, an “executive” of KKR means an officer, member, managing director, director, principal or employee of the Company, acting in a supervisory capacity. “Confidential Information” means (a) all confidential, proprietary or non-public information of, or concerning the business, operations, activities, personnel, finances, plans, personal lives, habits, history, clients, investors, or otherwise of, any person who at any time is or was a member, partner, officer, director, other executive, employee or stockholder of any of the foregoing, (b) all confidential, proprietary or non-public information of or concerning any member of a family of any of the individuals referred to in clause (a), whether by birth, adoption or marriage (including but not limited to any of their current or former spouses or any living or deceased relatives), and (c) all confidential, proprietary or non-public information of or concerning any of the clients or investors of the KKR Related Entities or any other person or entity with which or whom any of the KKR Related Entities or their respective clients or investors does business or has a relationship. Confidential Information includes information about the KKR Related Entities relating to or concerning any of their (i) finances, investments, profits, pricing, costs, and accounting, (ii) intellectual property (including but not limited to patents, inventions, discoveries, plans, research and development, processes, formulae, reports, protocols, computer software, databases, documentation, trade secrets, know-how and business methods), (iii) personnel, compensation, recruiting and training, and (iv) any pending or completed settlements, arbitrations, litigation, governmental investigations and similar proceedings. Notwithstanding the foregoing, Confidential Information does not include any portions of the foregoing that the Grantee can demonstrate by sufficient evidence satisfactory to the Company that has been (i) lawfully published in a form generally available to the public prior to any disclosure by the Grantee in breach of this Appendix D or (ii) made legitimately available to the Grantee by a third party without breach of any obligation of confidence owed to the Company or any Portfolio Company.

Without limiting the generality of the foregoing, the Grantee agrees that it will be a breach of this Appendix D to write about, provide, disclose or use in any fashion at any time any Confidential Information that is or becomes part of the basis for, or is used in any way in connection with any part of any book, magazine or newspaper article, any interview or is otherwise published in any media of any kind utilizing any technology now known or created in the future.

Upon termination of the Grantee’s employment, association or other similar affiliation with KKR for any reason, the Grantee hereby agrees to (i) cease and not thereafter commence any and all use of any Confidential Information; (ii) upon the request of the Company promptly deliver to the Company or, at the option of the Company destroy, delete or expunge all originals and copies of any Confidential Information in any form or medium in the Grantee’s possession or control (including any of the foregoing stored or located in the Grantee’s home, laptop or other computer that is not the property of the Company, its affiliates or Portfolio Companies); (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Grantee is aware; and (iv) upon the request of the Company sign and deliver a statement that the foregoing has been accomplished.

The Grantee acknowledges that he or she is aware that applicable securities laws place certain restrictions on any person who has received from an issuer material, non-public information concerning the issuer with respect to purchasing or selling securities of such issuer or from communicating such information to any other person and further agrees to comply with such securities laws.  Without limiting anything in this Appendix D, the Grantee hereby expressly confirms his or her explicit understanding that the Grantee’s obligations hereunder are in addition to, and in no way limit, the Grantee’s obligations under compliance procedures of the Company including those contained in the Written Policies.

Notwithstanding anything in this Appendix D to the contrary, the Grantee may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any member of the Company in which the Grantee holds an interest and all materials of any kind (including opinions or other tax analyses) that are provided to the Grantee relating to such tax treatment and tax structure.

APPENDIX E

KKR & CO. L.P.
2010 EQUITY INCENTIVE PLAN

1.             Purpose of the Plan

The KKR & Co. L.P. 2010 Equity Incentive Plan (the “Plan”) is designed to promote the long term financial interests and growth of KKR & Co. L.P., a Delaware limited partnership (the “Partnership”) and its Affiliates by (i) attracting and retaining directors, officers, employees, consultants or other service providers of the Partnership or any of its Affiliates, including but not limited to directors of KKR Management LLC, the Partnership’s general partner (the “General Partner”) and (ii) aligning the interests of such individuals with those of the Partnership and its Affiliates by providing them with equity-based awards based on the common units of limited partner interest in the Partnership (the “Common Units”).

2.           Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)      Act:  The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)      Administrator: The Board, or the committee or subcommittee thereof to whom authority to administer the Plan has been delegated pursuant to Section 4 hereof.

(c)      Affiliate:  With respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common control with such specified Person. As used herein, the term “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(d)      Award:  Individually or collectively, any Option, Unit Appreciation Right, or Other Unit-Based Awards based on or relating to the Common Units issuable under the Plan.

(e)      Board:  The board of directors of the General Partner.

(f)      Change in Control:  Except as otherwise set forth in any applicable Award agreement, (i) the occurrence of any Person, other than a Person approved by the General Partner, becoming the general partner of the Partnership, (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or more series of related transactions of all or substantially all of the combined assets of the Group Partnerships taken as a whole to any Person other than a Permitted Person, (iii) the consummation of any transaction or a series of related transactions (including any merger or consolidation) that results in any Person (other than a Permitted Person) becoming the beneficial owner of a majority of the controlling interests in any one or more Group

Partnerships that together hold all or substantially all of the combined assets of the Group Partnerships taken as a whole, or (iv) the occurrence of any other event as determined by the Board to constitute a Change in Control. Solely for the purpose of this definition, the term “person” shall have the meaning given to such term under Section 13(d)(3) of the Act or any successor provision thereto; and for purposes of the Plan, the term “beneficial owner” shall have the meaning given to such term under Rule 13d-3 promulgated under the Act or any successor provision thereto, and the combined assets of the Group Partnerships shall exclude the portion of any such assets that are allocable to holders of any non-controlling interests in any consolidated subsidiaries.

(g)      Code:  The Internal Revenue Code of 1986, as amended, or any successor thereto.

(h)      Effective Date:  The date on which the Board adopts the Plan, or such later date as is designated by the Board, provided that in no event shall such date be prior to the date that limited partnership interests of the Partnership become listed and traded on the New York Stock Exchange or The NASDAQ Stock Market.

(i)       Employee Exchange Agreement:  That certain Exchange Agreement, dated as of July 14, 2010, by and among KKR & Co. L.P., KKR Management Holdings L.P., KKR Fund Holdings L.P., and KKR Holdings L.P.

(j)       Employment:  The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Partnership or any of its Affiliates, (ii) a Participant’s services as a consultant or partner, if the Participant is consultant to, or partner of, the Partnership or of any of its Affiliates, and (iii) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(k)      Fair Market Value:  Of a Common Unit on any given date means (i) the closing sale price per Common Unit on the New York Stock Exchange or The NASDAQ Stock Market (a “U.S. Exchange”) on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Common Units are not listed for trading on a U.S. Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to the Act on which the Common Units are listed, (iii) if the Common Units are not so listed on a U.S. Exchange, the last quoted bid price for the Common Units on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Common Units are not so quoted by Pink Sheets LLC or a similar organization, the average of the mid-point of the last bid and ask prices for the Common Units on that date from a nationally recognized independent investment banking firm selected by the General Partner for this purpose.

(l)       Group Partnerships:  KKR Management Holdings L.P., a Delaware limited partnership, and KKR Fund Holdings L.P., a Cayman Island exempted limited partnership, along with any partnership designated in the future as a “Group Partnership” by the Partnership.

(m)    Group Partnership Unit:  A “Group Partnership Unit” as defined in the Pre-Listing Plan.

(n)      KKR Group:  The Group Partnerships, the direct and indirect parents of the Group Partnerships (the “Parents”), any direct or indirect subsidiaries of the Parents or the Group Partnerships, the general partner or similar controlling entities of any investment fund or vehicle that is managed, advised or sponsored by the KKR Group (the “Funds”) and any other entity through which any of the foregoing directly or indirectly conducts its business, but shall exclude any company over which a Fund exercises a significant degree of control as an investor.

(o)      Option:  An option to purchase Common Units granted pursuant to Section 6 of the Plan.

(p)      Option Price:  The purchase price per Common Unit of an Option, as determined pursuant to Section 6(a) of the Plan.

(q)      Other Unit-Based Awards:  Awards granted pursuant to Section 8 of the Plan.

(r)       Participant:  A director, officer, employee, consultant or other service provider of the Partnership or of any of its Affiliates, including but not limited to any director of the General Partner, who is selected by the Administrator to participate in the Plan.

(s)      Permitted Person:  The term “Permitted Person” means (i) an individual who (a) is an executive of the KKR Group, (b) devotes substantially all of his or her business and professional time to the activities of the KKR Group and (c) did not become an executive of the KKR Group or begin devoting substantially all of his or her business and professional time to the activities of the KKR Group in contemplation of a Change in Control or (ii) any Person in which any one or more such individuals directly or indirectly holds a majority of the controlling interests.

(t)       Person:  Any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

(u)      Pre-Listing Award:  Any equity-based award (whether an option, unit appreciation right, restricted equity unit, phantom equity unit, or other equity-based award based in whole or in part on the fair market value of any equity unit or otherwise) granted pursuant to the Pre-Listing Plan.

(v)      Pre-Listing Plan:  KKR Management Holdings L.P. 2009 Equity Incentive Plan.

(w)     Unit Appreciation Right:  A unit appreciation right granted pursuant to Section 7 of the Plan.

3.             Common Units Subject to the Plan

Subject to Section 9 hereof, the total number of Common Units which shall be available for issuance under the Plan shall be, as of the Effective Date, 15% of the Common Units outstanding as of the Effective Date on a fully converted and diluted basis (the “Initial Plan Amount”), of which all or any portion may be issued as Common Units.  Notwithstanding the foregoing, beginning with the first fiscal year of the Partnership occurring after the Effective Date and continuing with each subsequent fiscal year of the Partnership occurring thereafter, the aggregate number of Common Units covered by the Plan will be increased, on the first day of each fiscal year of the Partnership occurring during the term of the Plan, by a number of Common Units equal to the positive difference, if any, of (x) 15% of the aggregate number of Common Units outstanding on the last day of the immediately preceding fiscal year of the Partnership minus (y) the Initial Plan Amount, as such amount may have been increased by this sentence in any prior fiscal year, unless the Administrator should decide to increase the number of Common Units covered by the Plan by a lesser amount on any such date.  The issuance of Common Units or the payment of cash upon the exercise of an Award or any Pre-Listing Award or in consideration of the settlement, cancellation or termination of an Award or any Pre-Listing Award shall reduce the total number of Common Units covered by and available for issuance under the Plan, as applicable (with any Awards or Pre-Listing Awards settled in cash reducing the total number of Common Units by the number of Common Units determined by dividing the cash amount to be paid thereunder by the Fair Market Value of one Common Unit on the date of payment), and the issuance of Group Partnership Units in consideration of the settlement, cancellation or termination of  any Pre-Listing Award shall reduce the total number of Common Units covered by and available for issuance under the Plan by a number of Common Units equal to the number of Group Partnership Units so issued multiplied by the Exchange Rate (as defined in the Employee Exchange Agreement).  Common Units which are subject to Awards which are cancelled, forfeited, terminated or otherwise expired by their terms without the payment of consideration, and Common Units which are used to pay the exercise price of any Award, may be granted again subject to Awards under the Plan. For the avoidance of doubt, Common Units which are subject to Awards other than Options or Unit Appreciation Rights which are withheld to pay tax withholding obligations will be deemed not to have been delivered and will be available for further Awards under the Plan.

For purposes of this Section 3, the number of Common Units that, as of a particular date, will be considered to be “covered by” the Plan will be equal to the sum of (i) the number of Common Units available for issuance pursuant to the Plan but which are not subject to an outstanding Award or Pre-Listing Award as of such date, (ii) the number of Common Units subject to outstanding Awards or Pre-Listing Awards as of such date and (iii) the number of Group Partnership Units subject to outstanding Pre-Listing Awards as of such date multiplied by the Exchange Rate (as defined in the Employee Exchange Agreement) as in effect on such date.  For purposes of this Section 3, (A) an Option or Unit Appreciation Right that has been granted under the Plan or the Pre-Listing Plan will be considered to be an “outstanding” Award or Pre-Listing Award, as applicable, until is it exercised or cancelled, forfeited, terminated or otherwise expires by its terms, (B) a Common Unit that has been granted as an Award under the Plan that is subject to vesting conditions will be considered an “outstanding” Award until the vesting conditions have been satisfied or the Award otherwise terminates or expires unvested by its terms, (C) a Group Partnership Unit that has been granted as a Pre-Listing Award under the Pre-Listing Plan that is subject to vesting conditions will be considered an “outstanding” Pre-Listing Award until the vesting conditions have been satisfied or the Pre-Listing Award otherwise terminates or expires unvested by its terms and (D) any Award or Pre-Listing Award other than an Option, Unit Appreciation Right, Common Unit or Group Partnership Unit that is subject to vesting conditions will be considered to be an “outstanding” Award or Pre-Listing Award, as applicable, until it has been settled.

4.             Administration

(a)      Administration and Delegation.  The Plan shall be administered by the Administrator.  The Administrator may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Partnership or of any Affiliate of the

Partnership; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time.  The Administrator may delegate the day-to-day administration of the Plan to any employee or group of employees of the Partnership or the General Partner or any of their respective Affiliates or a nationally recognized third-party stock plan administrator.

(b)      Substitution of Prior Awards.  Awards may, in the discretion of the Administrator, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Partnership, any Affiliate of the Partnership or any entity acquired by the Partnership or with which the Partnership combines.  The number of Common Units underlying such substitute awards shall be counted against the aggregate number of Common Units available for Awards under the Plan.

(c)      Interpretation; Corrections; Final and Binding Decisions.  The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or Award agreement in the manner and to the extent the Administrator deems necessary or desirable, without the consent of any Participant.  Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries and successors).

(d)      Establishment of Award Terms.  The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(e)      Payment of Taxes Due.  The Administrator shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award.  To the extent that such withholding arises in connection with the settlement of an Award with Common Units, the Administrator may, in its sole discretion, cause such payments to be funded by reducing the Common Units delivered upon settlement by an amount of Common Units having a Fair Market Value equal to the amount of payments that would then be due (and if an Award is settled in cash, the Administrator may withhold cash in respect to such taxes due). The Administrator shall establish the manner in which any such tax obligation may be satisfied by the Participant.

5.             Limitations

No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.             Terms and Conditions of Options

Options granted under the Plan shall be non-qualified options for federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Administrator shall determine:

(a)                  Option Price.  The Option Price per Common Unit shall be determined by the Administrator, provided that, solely for the purposes of an Option granted under the Plan to a Participant who is a U.S. taxpayer, in no event will the Option Price be less than 100% of the Fair Market Value on the date an Option is granted.

(b)                 Exercisability.  Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Administrator, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)                  Exercise of Options.

(i)                                           Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Common Units for which it is then exercisable.  For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Partnership and, if applicable, the date payment is received by the Partnership pursuant to clauses (A), (B), (C) or (D) in the following sentence.

(ii)                                        The Option Price for the Common Units as to which an Option is exercised shall be paid to the Partnership, and in the manner designated by the Administrator, pursuant to one or more of the following methods: (A) in cash or its equivalent (e.g., by personal check); (B) in Common Units having a Fair Market Value equal to the aggregate Option Price for the Common Units being purchased and satisfying such other requirements as may be imposed by the Administrator; provided that such Common Units have been held by the Participant for such period as may be established from time to time by the Administrator in order to avoid adverse accounting treatment applying generally accepted accounting principles; (C) partly in cash and partly in such Common Units; (D) if there is a public market for the Common Units at such time, through the delivery of irrevocable instructions to a broker to sell Common Units obtained upon the exercise of the Option and to deliver promptly to the Partnership an amount out of the proceeds of such sale equal to the aggregate Option Price for the Common Units being purchased, or (E) to the extent permitted by the Administrator, through net settlement in Common Units.

(iii)                                     To the extent compliant with applicable laws, no Participant shall have any rights to distributions or other rights of a holder with respect to Common Units subject to an Option until the Participant has given written notice of exercise of the Option, paid in full the Option Price for such Common Units and, if applicable, has satisfied any other conditions imposed by the Administrator pursuant to the Plan.

(d)                 Attestation.  Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Common Units, the Participant may, subject to procedures satisfactory to the Administrator, satisfy such delivery requirement by presenting proof of beneficial ownership of such Common Units, in which case the Partnership shall treat the Option as exercised without further payment and/or shall withhold such number of Common Units from the Common Units acquired by the exercise of the Option, as appropriate.

7.                                      Terms and Conditions of Unit Appreciation Rights

(a)                  Grants.  The Administrator may grant (i) a Unit Appreciation Right independent of an Option or (ii) a Unit Appreciation Right in connection with an Option, or a portion thereof.

A Unit Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Common Units covered by an Option (or such lesser number of Common Units as the Administrator may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)                 Exercise Price.  The exercise price per Common Unit of a Unit Appreciation Right shall be an amount determined by the Administrator; provided, however, that in the case of a Unit Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option; provided, further that, solely for the purposes of a Unit Appreciation Right granted under the Plan to a Participant who is a U.S. taxpayer, in the case of a Unit Appreciation Right that was not granted in conjunction with an Option, the exercise price per Unit Appreciation Right shall not be less than 100% of the Fair Market Value on the date the Unit Appreciation Right is granted.

(c)                  Terms of Grant:  Each Unit Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Common Unit over (B) the exercise price per Common Unit, times (ii) the number of Common Units covered by the Unit Appreciation Right.  Each Unit Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Partnership the unexercised Option, or any portion thereof, and to receive from the Partnership in exchange therefore an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Common Unit over (B) the Option Price per Common Unit, times (ii) the number of Common Units covered by the Option, or portion thereof, which is surrendered.  Payment shall be made in Common Units or in cash, or partly in Common Units and partly in cash (any such Common Units valued at such Fair Market Value), all as shall be determined by the Administrator.

(d)                 Exercisability:  Unit Appreciation Rights may be exercised from time to time upon actual receipt by the Partnership of written notice of exercise stating the number of Common Units with respect to which the Unit Appreciation Right is being exercised.  The date a notice of exercise is received by the Partnership shall be the exercise date.  The Administrator, in its sole discretion, may determine that no fractional Common Units will be issued in payment for Unit Appreciation Rights, but instead cash will be paid for the fractional Common Units and the number of Common Units to be delivered will be rounded downward to the next whole Common Unit.

(e)                  Limitations.  The Administrator may impose, in its discretion, such conditions upon the exercisability of Unit Appreciation Rights as it may deem fit, but in no event shall a Unit Appreciation Right be exercisable more than ten years after the date it is granted.

8.                                      Other Unit-Based Awards

The Administrator, in its sole discretion, may grant or sell Awards of Common Units, restricted Common Units, deferred restricted Common Units, phantom restricted Common Units or other Common Unit-based awards based in whole or in part on the Fair Market Value of the Common Units (“Other Unit-Based Awards”).  Such Other Unit-Based Awards shall be in such form, and dependent on such conditions, as the Administrator shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Common Units (or the equivalent cash value of such Common Units) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.  Other Unit-Based Awards may be granted alone or in addition to any other Awards granted under the Plan.  Subject to the provisions of the Plan, the Administrator shall determine to whom and when Other Unit-Based Awards will be made, the number of Common Units to be awarded under (or otherwise related to) such Other Unit-Based Awards; whether such Other Unit-Based Awards shall be settled in cash, Common Units, or other assets or a combination of cash, Common Units and other assets; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Common Units so awarded and issued shall be fully paid and non-assessable).

9.                                      Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)                  Equity Restructurings. In the event of any extraordinary Common Unit distribution or split, recapitalization, rights offering, split-up or spin-off or any other event that constitutes an “equity restructuring” (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718) with respect to Common Units, the Administrator shall, in the manner determined appropriate or desirable by the Administrator and without liability to any person, adjust any or all of (i) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, and (ii) the terms of outstanding Awards, including, but not limited to (A) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Option Price or exercise price of any Option or Unit Appreciation Right and (C) any performance targets or other applicable terms.

(b)                 Mergers, Reorganizations and Other Corporate Transactions. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Common Units or other securities of the Partnership, issuance of warrants or other rights to purchase Common Units or other securities of the Partnership, or other similar corporate transaction or event that affects the Common Units such that an adjustment is determined by the Administrator in its discretion to be appropriate or desirable, the Administrator in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable as to (i) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, and (ii) the terms of any outstanding Award, including (A) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate, (B) the Option Price or exercise price of any Option or Unit Appreciation Right and (C) any performance targets or other applicable terms.

(c)                  Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Administrator in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Administrator may (subject to Sections 16 and 18), but shall not be obligated to: (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award; (B) cancel such Awards for fair value (as determined in the sole discretion of the Administrator) which, in the case of Options and Unit Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Common Units subject to such Options or Unit Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Common Units subject to such Options or Unit Appreciation Rights) over the aggregate exercise price of such Options or Unit Appreciation Rights; (C) provide that any Options or Unit Appreciation Right having an exercise price per Common Unit that is greater than the per Common Unit value of the consideration to be paid in the Change in Control transaction to a holder of a Common Unit shall be cancelled without payment of any consideration therefor; (D) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Administrator in its sole discretion; or (E) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

10.                               No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Partnership or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Partnership’s or Affiliate’s right to terminate the Employment of such Participant.  No Participant or other Person shall have any claim to be granted any Award (including as a result of recurring prior Award), and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards.  No Award shall constitute compensation for purposes of determining any benefits under any benefit plan.  The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.                               Successors and Assigns

The Plan shall be binding on all successors and assigns of the Partnership and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.                               Nontransferability of Awards

Unless otherwise determined or approved by the Administrator, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.  Any transfer or assignment in violation of the prior sentence shall be null and void.  An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

13.                               Amendments or Termination

The Board may amend, alter or discontinue the Plan or any outstanding Award, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the

Administrator may without the Participant’s consent (a) amend the Plan or any outstanding Award in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Partnership or to Participants as provided in Section 14 and Section 18 below), and (b) amend any outstanding Awards in a manner that is not adverse (other than in a de minimis manner) to a Participant, except as otherwise may be permitted pursuant to Section 9 hereof or as is otherwise contemplated pursuant to the terms of the Award, without the Participant’s consent.

14.                               International Participants

With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Partnership or an Affiliate.

15.                               Choice of Law

The Plan shall be governed by and construed in accordance with the law of the State of New York without giving effect to any otherwise governing principles of conflicts of law that would apply the laws of another jurisdiction.

16.                               Other Laws; Restrictions on Transfer of Common Units

The Administrator may refuse to issue or transfer any Common Units or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Common Units or such other consideration might violate any applicable law or regulation or entitle the Partnership to recover the same under Section 16(b) of the Act, as amended, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Administrator in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the United States federal and any other applicable securities laws.

17.                               Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.

18.                                                  Section 409A

To the extent applicable, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding other provisions of the Plan or any Award agreements issued thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, consistent with the provisions of Section 13(a) above, the Partnership may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Plan and Award agreement from the requirements of Section 409A of the Code and related Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date including, without limitation, (a) adopting such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) taking such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Employment.  The Partnership shall use commercially reasonable efforts to implement the provisions of this Section 18 in good faith; provided that neither the Partnership, the Administrator nor any employee, director or representative of the Partnership or of any of its Affiliates shall have any liability to Participants with respect to this Section 18.